Free Writing Prospectus pursuant to Rule 433 dated March 31, 2025

Registration Statement No. 333-284538

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Market Linked Securities — Autocallable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due May 3, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)		Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Market measures :	the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® (each referred to as an “underlier,” and collectively as the “underliers”)
Pricing date:	expected to be April 30, 2025
Issue date:	expected to be May 5, 2025
Final calculation day:	expected to be April 30, 2029
Stated maturity date:	expected to be May 3, 2029
Starting level:	with respect to an underlier, the closing level of such underlier on the pricing date
Ending level:	with respect to an underlier, the closing level of such underlier on the final calculation day		CUSIP:	40058HHZ5
Performance factor	with respect to an underlier on any call date, its closing level on such day divided by its starting level (expressed as a percentage)		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Lowest performing underlier:	for any call date, the underlier with the lowest performance factor on that day

Hypothetical Payout Profile*

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the lowest performing underlier on the applicable call date significantly exceeds its starting level. You will not participate in any appreciation of any underlier beyond the applicable fixed call premium.

If the securities are not automatically called and the ending level of the lowest performing underlier on the final calculation day is less than its threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing underlier on the final calculation day and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated March 27, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated March 27, 2025
•
WFS product supplement no. 5 dated February 14, 2025
•
Underlier supplement no. 44 dated March 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Automatic call:

if the closing level of the lowest performing underlier on any call date is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Threshold level:	with respect to an underlier, 75.00% of its starting level
Threshold amount:	25.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call Date	Call Premium	Payment per Security upon an Automatic Call
May 5, 2026	at least 9.40%% of the face amount	at least $1,094.00
June 5, 2026	at least 10.183% of the face amount	at least $1,101.83
July 6, 2026	at least 10.967% of the face amount	at least $1,109.67
August 5, 2026	at least 11.75% of the face amount	at least $1,117.50
September 8, 2026	at least 12.533% of the face amount	at least $1,125.33
October 5, 2026	at least 13.317% of the face amount	at least $1,133.17
November 5, 2026	at least 14.10% of the face amount	at least $1,141.00
December 7, 2026	at least 14.883% of the face amount	at least $1,148.83
January 5, 2027	at least 15.667% of the face amount	at least $1,156.67
February 5, 2027	at least 16.45% of the face amount	at least $1,164.50
March 5, 2027	at least 17.233% of the face amount	at least $1,172.33
April 5, 2027	at least 18.017% of the face amount	at least $1,180.17
May 5, 2027	at least 18.80% of the face amount	at least $1,188.00
June 7, 2027	at least 19.583% of the face amount	at least $1,195.83
July 6, 2027	at least 20.367% of the face amount	at least $1,203.67
August 5, 2027	at least 21.15% of the face amount	at least $1,211.50
September 7, 2027	at least 21.933% of the face amount	at least $1,219.33
October 5, 2027	at least 22.717% of the face amount	at least $1,227.17
November 5, 2027	at least 23.50% of the face amount	at least $1,235.00
December 6, 2027	at least 24.283% of the face amount	at least $1,242.83
January 5, 2028	at least 25.067% of the face amount	at least $1,250.67
February 7, 2028	at least 25.85% of the face amount	at least $1,258.50
March 6, 2028	at least 26.633% of the face amount	at least $1,266.33
April 5, 2028	at least 27.417% of the face amount	at least $1,274.17
May 5, 2028	at least 28.20% of the face amount	at least $1,282.00
June 5, 2028	at least 28.983% of the face amount	at least $1,289.83
July 5, 2028	at least 29.767% of the face amount	at least $1,297.67
August 7, 2028	at least 30.55% of the face amount	at least $1,305.50
September 5, 2028	at least 31.333% of the face amount	at least $1,313.33
October 5, 2028	at least 32.117% of the face amount	at least $1,321.17
November 6, 2028	at least 32.90% of the face amount	at least $1,329.00
December 5, 2028	at least 33.683% of the face amount	at least $1,336.83
January 5, 2029	at least 34.467% of the face amount	at least $1,344.67
February 5, 2029	at least 35.25% of the face amount	at least $1,352.50
March 5, 2029	at least 36.033% of the face amount	at least $1,360.33
April 5, 2029	at least 36.817% of the face amount	at least $1,368.17
April 30, 2029	at least 37.60% of the face amount	at least $1,376.00
Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities)

•  if the ending level of the lowest performing underlier on the final calculation day is less than its starting level but greater than or equal to its threshold level: $1,000; or

•  if the ending level of the lowest performing underlier on the final calculation day is less than its threshold level:

Free Writing Prospectus pursuant to Rule 433 dated March 31, 2025

Registration Statement No. 333-284538

$1,000 × performance factor of the lowest performing underlier on the final calculation day

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 44, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 44, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 44, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying underlier supplement no. 44, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying underlier supplement no. 44, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 5, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 44, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Closing Level of the Underliers at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Lowest Performing Underlier
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Call Premium, a Lower Closing Level at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Level May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underliers and, Potentially, a Significant Loss at Maturity

▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” ,“The Underliers — Russell 2000® Index” and “The Underliers — Dow Jones Industrial Average®” on pages S-125, S-88 and S-19 of the accompanying underlier supplement no. 44, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.